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                                  SCHEDULE 14C
                                 (RULE 14C-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

                 INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )
CHECK THE APPROPRIATE BOX:


[ ] PRELIMINARY INFORMATION STATEMENT     [ ] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14C-5(D)(2))
[X] DEFINITIVE INFORMATION STATEMENT


                           PEACHTREE FIBEROPTICS, INC.
                   (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Payment of Filing Fee (Check the appropriate box):

         [X]  No Fee required.

         [ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

         (1)  Title of each class of securities to which transaction applies:

         (2)  Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)  Proposed maximum aggregate value of transaction:

         (5)  Total fee paid:

[ ]      Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)  Amount Previously Paid:

         (2)  Form, Schedule or Registration Statement No.:

         (3)  Filing Party:

         (4)  Date Filed:

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                           PEACHTREE FIBEROPTICS, INC.


                          3300 PGA Boulevard, Suite 810
                        Palm Beach Gardens, Florida 33410



                             INFORMATION STATEMENT



                       WE ARE NOT ASKING YOU FOR A PROXY,
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY.


                                     GENERAL

         This Information Statement is being furnished to the stockholders of Peachtree Fiberoptics, Inc., a Delaware corporation (the "Company"), in connection with the proposed adoption of a Certificate of Amendment to the Company's Certificate of Incorporation (the "Amendment") by the written consent of the holders of a majority in interest of the Company's voting capital stock ("Voting Capital Stock") consisting of the Company's outstanding Common Stock ("Common Stock"). The Company's Board of Directors on January 27, 2000, approved and recommended that (i) the Certificate of Incorporation be amended in order to change the name of the Company from "Peachtree Fiberoptics, Inc." to "vFinance.com, Inc."; and (ii) to increase the Company's authorized Common Stock to 25,000,000 shares; and (iii) to establish a "blank check" preferred stock consisting of 2,500,000 preferred shares.


         The proposed amendments to the Certificate of Incorporation will become effective upon (i) a written consent of the holders of not less than a majority of the Company's outstanding Voting Capital Stock approving the Amendment and
(ii) the filing of the Amendment with the Secretary of State of the State of Delaware. The Company anticipates that the filing of the written consents will occur on or about March 13, 2000 (the "Effective Date"). If the proposed Amendment was not adopted by written consent, it would have been required to be considered by





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the Company's stockholders at a special stockholders' meeting convened for the specific purpose of approving the Amendment.

         The elimination of the need for a special meeting of stockholders to approve the Amendment is made possible by Section 228 of the Delaware General Corporation Law (the "Delaware Law") which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a special meeting. Pursuant to Section 242 of the Delaware Law, a majority of the outstanding shares of voting capital stock entitled to vote thereon is required in order to amend the Company's Certificate of Incorporation. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the Amendment as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize the written consent of the holders of a majority in interest of the Voting Capital Stock of the Company. As discussed hereafter, the Board of Directors has recommended the Amendment in order to reflect the change in the focus of operations conducted by the Company and to restructure the capitalization of the Company now that the Company has begun the active conduct of operations.


         Members of management and certain other stockholders described hereafter own in the aggregate approximately 7,913,666 shares of Common Stock of the Company, representing approximately 85% (as of February 18, 2000) of the outstanding Voting Capital Stock of the Company entitled to vote on the Amendment. These stockholders have indicated that they intend to give their written consent to the adoption of the Amendment described in this Information Statement. The written consent of these persons to the Amendment will become effective upon the filing of their written consents with the Secretary of the Company. The Company anticipates that the filing of these written consents will occur on or about March 13, 2000, following which the Company will prepare and file a Certificate of Amendment to its Certificate of Incorporation with the State of Delaware changing the name of the Company from Peachtree Fiberoptics, Inc. to vFinance.com, Inc. and restructuring its capitalization. The date on which this Information Statement was first sent to the stockholders is on or about February 22, 2000. The record date established by the Company for purposes of determining the number of outstanding shares of Voting Capital Stock of the Company is February 2, 2000 (the "Record Date").



         Pursuant to Section 228 of the Delaware Law, the Company is required to provide prompt notice of the taking of the corporate action without a meeting to stockholders who have not consented in writing to such action. Inasmuch as the Company will have provided to its stockholders of record this Information Statement, the Company will notify its stockholders at the time of distribution of its next Annual Report on Form 10-KSB or its Quarterly Report on Form 10-QSB of the effective date of the Amendment. No additional action will be undertaken pursuant to such written consents, and no dissenters' rights under the Delaware Law are afforded to the Company's stockholders as a result of the adoption of the Amendment.






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                                EXECUTIVE OFFICES

         The Company's principal executive offices are located at 3300 PGA Blvd., Suite 810, Palm Beach Gardens, Florida. Its telephone number is (305) 374-0282.

                     OUTSTANDING VOTING STOCK OF THE COMPANY

         As of the Record Date, there were 9,091,125 shares of Common Stock outstanding. No other shares of capital stock are outstanding. The Common Stock is the sole class of voting securities of the Company. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to stockholders.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT


         The following table sets forth Common Stock ownership information as of February 18, 2000 with respect to (i) each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock; or (ii) each person or entity intending to file a written consent to the adoption of the Amendment described herein; or (iii) each officer and director of the Company. Unless otherwise indicated, all of the beneficial owners listed below have indicated their intention to vote in favor of the Amendment. This information as to beneficial ownership was furnished to the Company by or on behalf of the persons named. Unless otherwise indicated, the business address of each person listed is 3300 PGA Blvd., Suite 810, Palm Beach Gardens, Florida. Information with respect to the percent of class is based on 9,091,125 issued and outstanding at the Record Date.




                                                        Shares
                                                      Beneficially                 Percent
Name                                                    Owned(1)                   of Class
----                                                  ------------                 --------
Genesis Partners, Inc.(2)                               3,106,518                     34%
Highlands Group Holdings, Inc.(3)                       2,175,000                     24%
Insinger Venture Capital Limited (4)                      948,334                     10%
Timothy Mahoney(5)                                        933,333                     10%
Sidney Levine(6)                                          323,666                      3%
Stephen Krause(7)                                         325,000                      3%
Michael Sandler(8)                                        100,000                      1%
Leonard Sokolow(9)                                          1,815                      *
David Spector(10)                                             -0-                      *

All executive officers, directors and
designated stockholders as a group                      7,913,666                     85%
(9 persons)



 *       Denotes less than 1% ownership.





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(1)      Except as otherwise indicated in the footnotes below, each stockholder has sole power to vote and dispose of all the shares of Common Stock listed opposite his name.
(2) Genesis Partnership, Inc., whose address is 2458 Provence Court, Weston, Florida 33327, is a corporation controlled by Mr. Leonard Sokolow, CEO, Vice Chairman and President of the Company.
(3) Highlands Group Holdings, Inc., whose address is 68 Cayman Place, Palm Beach Gardens, Florida 33418, is wholly-owned by Mr. Timothy Mahoney, Chairman and Chief Operating Officer of the Company.
(4) Insinger Venture Capital Limited is a wholly owned subsidiary of Insinger Bank and formerly known as Insinger Venture Capital Fund, Limited. Its address is P.O. Box 438, Tropic Isle Building, Wickhams Cay Road, Tortola, Virgin Islands.
(5)      Mr. Timothy Mahoney is Chairman and COO of the Company.
(6) Mr. Sidney Levine, formerly a Director of the Company, resigned on November 30, 1999.
(7) Mr. Stephen Krause's address is 100 East Linton Blvd., Suite 501A, Delray, Florida 33483.
(8) Mr. Michael Sandler is Vice President, Secretary and Treasurer of the Company. The shares are owned by both Mr. Sandler and Sarah Sandler, his wife, as tenants by the entirety.
(9) Mr. Sokolow is Vice Chairman, CEO and President of the Company. Mr. Sokolow controls Genesis Partners, Inc., but for ease of reference, these shares held by Genesis Partners, Inc. are not attributed to him.
(10) Mr. David Spector, a Vice President of the Company, owns 75,000 options to purchase Common Stock in the Company. Having no Common Stock ownership as of January 12, 2000, Mr. Spector is not entitled to vote for the Amendment.

                   AMENDMENTS TO CERTIFICATE OF INCORPORATION

GENERALLY.

         The Board of Directors of the Company proposes (i) to amend Article One of the Company's Certificate of Incorporation to change the name of the Company to "vFinance.com, Inc." (ii) to amend Article Four of the Company's Certificate of Incorporation to (a) increase the number of authorized shares of Common Stock to 25,000,000 shares of Common Stock and (b) designate a "blank check" class of preferred stock authorizing up to 2,500,000 shares of preferred stock.






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         REASONS FOR THE PROPOSED NAME CHANGE.

         The Board of Directors proposes to amend the Company's Certificate of Incorporation to change its name from "Peachtree Fiberoptics, Inc." to "vFinance.com, Inc." On November 8, 1999, the Company entered into a Share Exchange Agreement ("Share Exchange Agreement") with VFinance Holdings, Inc., a Florida corporation ("VFinance") and Union Atlantic, LC, a Florida limited liability company ("Union Atlantic"). The Company received all of the capital stock of VFinance and Union Atlantic in exchange for a total of 6,955,000 shares of common stock. As a result of this transaction, the shareholders of VFinance and Union Atlantic received approximately 84.4% of the total outstanding common stock of the Company. Mr. Leonard Sokolow, who served as Managing Agent of Peachtree, is also an executive officer and a principal shareholder of VFinance and Union Atlantic, and all of these companies have in common certain members of management and certain common ownership of equity. The exchange of the consideration was determined based upon a Fairness Opinion issued by Haupt & Company.

         VFinance through Vfinance.com is one of the Internet's significant financial opportunity exchanges attracting approximately 1.6 million "hits" per month representing over 50,000 monthly visitors from at least 50 countries. Vfinance.com is a "new-media" enterprise focused on providing business development tools, information, products and services to assist entrepreneurs and executives of small and medium sized enterprise to finance, organize and grow their business.

         The Company believes that the new name will reflect the changed focus of the business and promote public recognition of the Company as a "new-media" enterprise.

AMENDMENTS CHANGING THE CAPITAL STRUCTURE OF THE COMPANY.

         REASONS FOR THE PROPOSED INCREASE IN AUTHORIZED COMMON STOCK.

         The Company is currently authorized to issue 20,000,000 shares of Common Stock, $.01 par value per share, of which 9,091,125 shares were issued and outstanding at the close of business on the Record Date. The Company has no present agreement to issue any additional shares of Common Stock, although the Company will require additional capital to complete its business plan. In order to complete the plan, the Company may require the issuance of additional shares of its Common Stock. The Board of Directors believes that increasing the authorized Common Stock to 25,000,000 shares would make available those shares for capital raising and acquisitions as well as incentive options. Such stock issuances could be for cash, securities or other property, allowing the Company to take advantage of favorable market conditions, attract or retain personnel or business opportunities including acquisitions.

         There can be no assurances, nor can the Board of Directors of the Company predict, what effect, if any, the proposed increase in authorized Common Stock will have on the market price




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of the Company's Common Stock. This amendment is being sought solely to enhance the Company's corporate finance flexibility.

         REASONS FOR THE PROPOSED ESTABLISHMENT OF "BLANK CHECK" PREFERRED
         STOCK.

         The Board of Directors proposes to amend the Company's Certificate of Incorporation to establish what is commonly referred to as "Blank Check" Preferred Stock, with a limitation of 2,500,000 authorized shares. Currently, there are no authorized or issued shares of preferred stock. The Company has no present agreement to issue any shares of preferred stock. The proposed amendment will state that series or classes of the Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the creation.

         This amendment is being sought because the Board of Directors believes it is advisable and in the best interest of the Company to have available Preferred Stock to provide the Company with greater flexibility in financing the continued operations of the Company and undertaking acquisitions. The Company's original Certificate of Incorporation designated Five Hundred Twenty Thousand (520,000) shares of non-voting convertible preferred stock, $1.32 par value per share, which was designated the "Series A Convertible Preferred Stock." However, in 1992, all 520,000 shares of the Series A Convertible Preferred Stock were issued, converted into 457,600 shares of common stock, and duly canceled and retired in accordance with Article IV of the Company's Certificate of Incorporation. Rather than reissuing the canceled and retired shares of the Series A Convertible Preferred Stock, the Board of Directors believes that authorizing the Company to issue "Blank Check" Preferred Stock will provide the Company with a capital structure better suited to meet the Company's short and long-term capital needs. The Series A Convertible Preferred Stock designation will be eliminated from the Company's Certificate of Incorporation. Having the authority to create an equity instrument with provisions to be determined at the time of issuance provides for the greatest possible flexibility in financing the future operations of the Company. For example, "Blank Check" Preferred Stock permits the Company to negotiate the precise terms of an equity investment by simply creating a new series of preferred stock without incurring the cost and delay of obtaining stockholder approval. This allows the Company to more effectively negotiate with and satisfy the precise financial criteria of any investor in a timely manner.

         At this time, in order to raise capital, the Company must issue additional shares of Common Stock or accept loans. Accordingly, any investor seeking rights or preferences different than those of the Company's Common Stock has no other choices other than to purchase a debt instrument. Although the Board of Directors believes that having the ability to offer preferred stock as an alternative to Common Stock or a loan will greatly enhance the flexibility of the Company, there can be no assurance that the Company will be able to raise such financing on terms acceptable to the Company, if at all. Management of the Company is not aware of any prospective efforts of any persons to accumulate Preferred Stock or to obtain control of the Company, and the proposed designation of "Blank Check" Preferred Stock is not intended to be an anti-takeover device.





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NO DISSENTER'S RIGHTS.

         Under Delaware law, stockholders are not entitled to dissenter's rights of appraisal with respect to the Company's proposed amendments to the Company's Certificate of Incorporation to effect the name change and to restructure the capitalization of the Company.

         The complete text of the proposed amendment to the Certificate of Incorporation is set forth as Exhibit "A" to this Information Statement.


                                        BY ORDER OF THE BOARD OF DIRECTORS


                                       /s/ Leonard Sokolow
                                       -----------------------------------------
                                       Leonard Sokolow, Vice Chairman, CEO,
                                       and President





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                                   EXHIBIT "A"

                            CERTIFICATE OF AMENDMENT
                         OFCERTIFICATE OF INCORPORATION
                                       OF
                           PEACHTREE FIBEROPTICS, INC.

         Peachtree Fiberoptics, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of the Corporation has adopted a resolution proposing and declaring advisable an Amendment to the Certificate of Incorporation of the Corporation changing the name of the Corporation to "vFinance.com, Inc.".

         RESOLVED, that the Certificate of Incorporation of Peachtree Fiberoptics, Inc. be amended by changing Article I thereof, so that, as amended, said Article I shall be and read as follows:

         The name of the Corporation is "vFinance.com, Inc."

         SECOND: That the Board of Directors of the Corporation has adopted a resolution proposing and declaring advisable an Amendment to the Certificate of Incorporation of the Corporation restructuring the capitalization of the Corporation by (i) increasing the authorized Common Stock from 20,000,000 shares to 25,000,000 shares and (ii) establishing a "blank check" preferred stock consisting of 2,500,000 shares.

         RESOLVED, that the Certificate of Incorporation of Peachtree Fiberoptics, Inc. be amended by deleting Article IV in its entirety and in lieu thereof inserting a new Article IV to reflect the restructured capitalization of the Corporation which shall incorporate the following language:

         "The total number of shares of all classes of stock which the Corporation shall have the authority to issue is (27,500,000) consisting of the following:

         (A) COMMON STOCK. The Common Stock of the Corporation shall consist of 25,000,000 Shares of Common Stock, $.01 par value per share. The holders of the Common Stock shall be entitled to one vote for each share on all matters required or permitted to be voted on by stockholders of the Corporation.






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         (B) PREFERRED STOCK. There may be authorized up to Two Million Five
         Hundred Thousand Shares (2,500,000) of preferred stock which may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such preferred stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.


         THIRD: That in lieu of a meeting and vote of stockholders, the holders of outstanding shares of Common Stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted have given their written consent to said amendment in accordance with the provisions of
Section 228 of the General Corporation Law of the State of Delaware.

         FOURTH: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 and Section 228 of the General Corporation Law of the State of Delaware.



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         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Leonard Sokolow, its President, this 13th day of March, 2000.




                                          PEACHTREE FIBEROPTICS, INC.




(Corporate Seal)                                   By:
                                                      --------------------------
                                                   Leonard Sokolow, President
                                                   CEO and Vice Chairman of
                                                   Peachtree Fiberoptics, Inc.




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